Exhibit 99.1

NB&T Financial Reports Earnings for 2012

January 15, 2013

NB&T Financial Group, Inc. (Nasdaq: NBTF), parent company of The National Bank and Trust Company (the “Bank”), Wilmington, Ohio, announced net income for 2012 of $3.9 million, or $1.13 per share, compared to net income of $3.8 million for 2011, or $1.11 per share. Net income increased primarily due to increased non-interest income of approximately $817,000 and reduced non-interest expenses of approximately $1.6 million, offset by a decline in net interest income and increased provision for loan losses.

Net income for the fourth quarter of 2012 was $1.1 million, or $.32 per share, compared to $617,000, or $.18 per share, for the fourth quarter of 2011.

President & CEO, John Limbert, commented, “We increased net income for the year 2%, while simultaneously reducing problem assets 24%. It was a year-long effort with several of the larger resolutions finally occurring in the fourth quarter.”

Net interest income was $22.1 million for 2012, compared to $23.4 million for 2011. Net interest margin decreased to 3.48% for 2012, compared to 3.77% for the previous year. The net interest margin decreased primarily due to a change in asset mix from higher-yielding loans to lower-yielding securities. Average loans, which had an average rate of 5.49%, declined $8.6 million, while average overnight investments and securities, with an average rate of 1.46%, increased $20.9 million in 2012. Net interest income for the fourth quarter of 2012 remained relatively unchanged at $5.7 million, compared to the fourth quarter of 2011.

The provision for loan losses for 2012 was $4.3 million, compared to $2.9 million the previous year. Net charge-offs were $4.2 million in 2012, compared to $2.0 million in 2011. During the fourth quarter of 2012, the Bank charged down $910,000 on two commercial real estate loans based on appraisal or auction. These two loans previously had specific reserves of approximately $813,000. In addition, we resolved three problem relationships with loan balances of approximately $1.6 million. Resolution included charging off $1.0 million, for which $889,000 had been specifically reserved. Primarily as a result of these actions, net charge-offs were $2.1 million in the fourth quarter of 2012, compared to $341,000 in the same quarter last year, and the provision for loan losses was $682,000, compared to $1.5 million for the same quarter in 2011. Additionally, nonperforming loans declined to $10.6 million at December 31, 2012, compared to $12.1 million at December 31, 2011.

Total non-interest income was $10.5 million for 2012, compared to $9.7 million for 2011. Non-interest income for 2012 was higher due to the Bank’s termination of its rights under the single-family FDIC loss share guarantee for which approximately $405,000 was received in 2012. The Bank still maintains an FDIC loss share guarantee on approximately $30.0 million of non-single family loans. The Company also realized non-taxable income of approximately $359,000 on a bank-owned life insurance death benefit in excess of surrender value received in 2012. Non-interest income for the fourth quarter of 2012 was $2.1 million, compared to $2.7 million for the same quarter last year. In the fourth quarter of 2011, the Bank realized gains on sales of securities of approximately $620,000.

Total non-interest expense was $23.5 million in 2012, compared to $25.1 million in 2011. The decline in expense is due to overall expense reduction primarily in the areas of personnel, benefit costs, branch hours, marketing and other operating costs. In addition, the costs to maintain other-real-estate properties has declined in the past year as the number of properties declines. For the fourth quarter of 2012, total non-interest expense was $5.7 million, compared to $6.1 million for the same period in 2011.

SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS

(in thousands, except per share data)

(Unaudited)

	Three Months Ending					Twelve Months Ending
	12/31/2012	9/30/2012	6/30/2012	3/31/2012	12/31/2011	12/31/2012	12/31/2011
Statements of Income
Interest income	$6,277	$6,197	$6,278	$6,527	$6,685	$25,279	$28,172
Interest expense	560	749	896	964	999	3,169	4,734

Net interest income	5,717	5,448	5,382	5,563	5,686	22,110	23,438
Provision for loan losses	682	1,973	332	1,300	1,525	4,287	2,935
Other non-interest income	2,133	2,977	2,176	2,116	2,080	9,402	7,904
Other-than-temporary impairment charge	—	—	(35)	—	—	(35)	—
Net gains on sales of securities	—	1,013	161	—	620	1,174	1,820

Total non-interest income	2,133	3,990	2,302	2,116	2,700	10,541	9,724
Total non-interest expenses	5,745	5,934	5,801	6,014	6,116	23,494	25,123

Income before income taxes	1,423	1,531	1,551	365	745	4,870	5,104
Income taxes	336	257	396	4	128	993	1,303

Net income	$1,087	$1,274	$1,155	$361	$617	$3,877	$3,801

Per Share Data
Basic earnings per share	$0.32	$0.37	$0.33	$0.11	$0.18	$1.13	$1.11
Diluted earnings per share	0.32	0.37	0.33	0.11	0.18	1.13	1.11
Dividends per share	0.30	0.30	0.30	0.30	0.30	1.20	1.20
Book value at quarter end	20.70	20.79	20.72	20.63	20.68	20.70	20.68
Average basic shares outstanding	3,422	3,424	3,425	3,424	3,423	3,424	3,424
Average diluted shares outstanding	3,426	3,432	3,431	3,434	3,431	3,430	3,436

Balance Sheet Items (Quarter End)
Total assets	$651,075	$669,838	$687,226	$697,620	$675,588	$651,075	$675,588
Securities	133,020	137,998	156,161	154,437	139,744	133,020	139,744
Loans, including loans held for sale	402,184	400,036	396,500	394,367	404,470	402,184	404,470
Allowance for loan losses	4,760	6,135	4,508	4,573	4,668	4,760	4,668
Deposits	559,568	576,348	592,979	602,963	581,383	559,568	581,383
Borrowings	15,310	15,310	15,310	15,310	15,310	15,310	15,310
Total shareholders' equity	70,820	71,153	70,955	70,663	70,790	70,820	70,790

Assets Under Management
Total assets	$651,075	$669,838	$687,226	$697,620	$675,588	$651,075	$675,588
Cash management sweep accounts	28,471	37,477	40,739	41,095	33,834	28,471	33,834
Market value of trust assets	216,914	215,743	193,906	205,219	197,274	216,914	197,274
Market value of brokerage assets	73,178	71,417	67,082	69,832	67,282	73,178	67,282
Loans serviced for others	47,735	48,984	53,419	52,800	52,667	47,735	52,667

Total assets under management	$1,017,373	$1,043,459	$1,042,372	$1,066,566	$1,026,645	$1,017,373	$1,026,645

Selected Financial Ratios
Return on average assets (annualized)	0.65%	0.74%	0.67%	0.21%	0.36%	0.56%	0.56%
Return on average equity (annualized)	6.06	7.10	6.30	2.04	3.39	5.45	5.33
Dividend payout ratio	93.75	81.08	90.91	272.73	166.67	106.19	108.11
Net interest margin	3.67	3.42	3.38	3.46	3.61	3.48	3.77
Non-interest expense to total revenue	73.18	62.87	75.49	78.32	72.93	71.95	75.76
Average loans to average total assets	59.82	57.80	56.87	56.54	58.55	57.69	59.62

Asset Quality
Nonaccrual loans	$9,815	$12,179	$11,962	$9,647	$12,007	$9,815	$12,007
Accruing and 90 or more days past due	778	247	165	327	133	778	133

Total nonperforming loans	$10,593	$12,426	$12,127	$9,974	$12,140	$10,593	$12,140

Other real estate owned	1,327	2,196	3,032	3,500	3,520	1,327	3,520
Net charge-offs	2,057	346	397	1,395	341	4,195	1,981

Non-performing loans to total loans	2.63%	3.11%	3.06%	2.53%	3.00%	2.63%	3.00%
Loan loss allowance to total loans	1.18	1.53	1.14	1.16	1.15	1.18	1.15
Loan loss allowance to non-performing loans	44.94	49.37	37.17	45.85	38.45	44.94	38.45
Accruing loans 30+ days past due to total loans	0.46	0.64	0.36	0.49	0.63	0.46	0.63
Net charge-offs to average loans	2.04	0.35	0.41	1.41	0.34	1.06	0.49
Capital
Average equity to average total assets	10.64%	10.38%	10.66%	10.13%	10.55%	10.34%	10.47%
Tier 1 leverage ratio**	11.27	10.97	10.80	10.66	11.03	11.27	11.03
Total risk-based capital ratio**	19.92	19.51	19.20	19.20	19.15	19.92	19.01

**	Estimated for current quarter end